EXHIBIT 99.1

SPRIZA CLOSES FINANCING

EL SEGUNDO, CA – February 13, 2015 Spriza, Inc. (“Spriza” or the “Company”) (OTCQB: SPRZ) (www.spriza.com), the world’s leading social network for group prizes and incentives, is pleased to announce  that on February 9, 2015 the Company closed a non-brokered private placement  of 1,600,000 common shares, for total proceeds of US$800,000. Warrants have also been exercised for 397,800 common shares for additional proceeds of US$198,900 bringing the total proceeds to US$998,900. The common shares will be issued with a restrictive legend to satisfy all hold periods required by all applicable securities rules and regulations.

The funds will be used for general working capital purposes but primarily utilized to expand current sales marketing efforts and additional key hires. These efforts will lead to our overall effectiveness in the marketplace and may lead to an increase in the Company’s user database.

“We are thrilled with the response to our fundraising efforts”, commented CEO Rob Danard, “the financing was oversubscribed, and it reaffirms management’s belief that we are creating a unique and exciting Company.”

Spriza encourages the public to review Spriza’s website and its public filings posted on its website at www.Spriza.com, or at www.sec.gov, which contain information about Spriza that has been prepared by Spriza.

About Spriza, Inc.

Spriza, Inc. is the world's leading social network for group prizes and incentives and an emerging growth public company.

Spriza's intellectual property is a robust and effective incentive marketing system that builds brand awareness and generates qualified targeted leads for any size of business through an online contest marketing solution "SPRIZA™". SPRIZA™ is modular, scalable, and fully customizable. It taps into the power of shared interests and personal relationships within targeted markets producing traceable and quantifiable results at every stage of the contest.

SPRIZA™ provides deep, real-time analytics and reporting, through a robust tool that measures marketing and advertising budgets for real time return on investment analysis and demographic profiling. SPRIZA™ leverages social strategies based on business objectives enabling branders to measure results of marketing efforts. The result is a network of subscribers that participate in contest promotions centered and shared around their personal interests. SPRIZA™ produces quantifiable and verifiable participant data results, which can be used for ongoing marketing purposes with targeted demographics. SPRIZA™ data results assess how many consumers responded, whom they shared the campaign with, the level of engagement, how many other campaign participants were influenced and sales value generated.

SPRIZA™ is designed to work with Social Media engines including Facebook, Twitter and Pinterest and offers full mobile capability to engage popular mobile applications including iPhone, Android, Blackberry and Windows mobile operating systems.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements, including, but not limited to, introducing the re-formulated Pulse brand of functional drinks by mid-year, the successful rollout of the new coconut water line and any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although management believes that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the company’s annual report on Form 10-K for the most recent fiscal year,  quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Become a SPRIZA Facebook Fan at http://www.facebook.com/sprizacontests
Follow SPRIZA on Twitter at https://twitter.com/Sprizacontests
For more information, contact:

Media Relations
Christian Darbyshire
tinepublic@shaw.ca
416-419-9953

Internal Communications 650-204-7903
info@spriza.com                 www.spriza.com/investors